UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
______________________

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ClearOne Communications, Inc.
(Exact name of registrant as specified in its charter)

Utah	87-0398877
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

5225 Wiley Post Way, Suite 500, Salt Lake City, Utah	84116
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which Each class is to be registered
Common Stock	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: Not applicable.

Item 1. Description of Registrant’s Securities to be Registered.

We are authorized to issue 50,000,000 shares of common stock, par value of $0.001 per share. As of August 9, 2007, there were 10,991,495 shares of common stock outstanding.

Holders of the common stock are entitled to one vote per share on all matters submitted to a vote of stockholders generally. The rights of holders of common stock may be modified otherwise than by a vote of the majority or more of the shares of common stock outstanding. The rights of holders may be modified at a meeting of common stockholders if a quorum exists and the votes cast for such modification exceed the votes cast against such modification. A majority of the votes entitled to be cast upon a matter constitutes a quorum.

The holders of the common stock are entitled to receive, pro rata, dividends as may be declared by our Board of Directors out of funds legally available for the payment of dividends. There are no preemptive rights to subscribe for any additional securities that we may issue. There are no redemption provisions or sinking fund provisions applicable to the common stock, nor is the common stock subject to calls or assessments by ClearOne. In the event of any liquidation, dissolution or winding-up of the affairs of ClearOne, holders of common stock will be entitled to share ratably in the assets of ClearOne remaining after payment or provision for payment of all of ClearOne's debts and obligations.

Item 2. Exhibits.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
3(i).1	Articles of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-3/A filed November 1, 2002, File No. 333-96915)
3(i).2

Amendment to Articles of Incorporation of the Company dated March 26, 1985 (Incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-3/A filed November 1, 2002, File No. 333-96915)

3(i).3

Corrected Amendment to Articles of Incorporation dated September 10, 1986 (Incorporated by reference to Exhibit 3.3 of the Company’s Registration Statement on Form S-3/A filed November 1, 2002, File No. 333-96915)

3(i).4	Amendment to Articles of Incorporation dated July 1, 1991 (Incorporated by reference to Exhibit 3.4 of the Company’s Registration Statement on Form S-3/A filed November 1, 2002, File No. 333-96915)
3(i).5

Amendment to Articles of Incorporation dated December 12, 2001 (Incorporated by reference to Exhibit 3.5 of the Company’s Registration Statement on Form S-3/A filed November 1, 2002, File No. 333-96915)

3(ii).6	Bylaws of the Company (Incorporated by reference to Exhibit 3.6 of the Company’s Registration Statement on Form S-3/A filed November 1, 2002, File No. 333-96915)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 10, 2007	ClearOne Communications, Inc. (Registrant) By /s/ Zeynep Hakimoglu Zeynep Hakimoglu President and Chief Executive Officer

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